UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2009
BIOHEART, INC.
(Exact name of registrant as specified in its charter)
Florida
(State or other jurisdiction of incorporation)

1-33718	65-0945967

(Commission File Number)	(IRS Employer Identification No.)
13794 NW 4th Street, Suite 212
Sunrise, Florida 33325
(Address of principal executive offices, including zip code)
(954) 835-1500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation.
Item 3.02. Unregistered Sales of Equity Securities.
     On February 3, 2009, Bruce Meyers and Robert Seguso (jointly, the “Lenders”) funded the remaining $100,000 of a total $200,000 loan to Bioheart, Inc. (the “Company”). The funds were delivered, net of original issue discount in the amount of $10,000, pursuant to a terms sheet provided by Bruce Meyers, for a convertible debt financing to be provided to the Company (the “Loan”). A copy of the terms sheet is filed herewith as Exhibit 10.1. Although the terms sheet provided that the Lenders would be provided a complete set of loan documentation, the Lenders delivered to the Company the entire net proceeds of the Loan, in the amount of $190,000, in advance of receiving any documentation. The initial funding of $100,000 was made to the Company on January 21, 2009. However, the Company determined that it would not proceed with the Loan unless and until the Lenders funded the balance of the net proceeds which was completed on February 3, 2009 and provided that the Board of Directors of the Company approved the Loan, which approval was obtained on February 11, 2009.
     The Loan is in the nature of convertible debt and will be evidenced by an unsecured promissory note (the “Note”), that will be convertible into common stock of the Company at a price that is 22.5% less than the average of the closing bid prices for the Company’s shares for the five (5) days prior to the Lenders’ election to exercise its conversion right under the Note. The Note will bear interest at the rate of 10% per annum, with interest payable due at maturity. The terms sheet provides that all unpaid interest (and principal) will be due and payable on the date that is the earlier to occur of the first anniversary of the closing date of the Loan or the closing of a financing in an amount that is equal to or greater than $3 million that will satisfy the company’s obligation under its loan with BlueCrest Venture Finance Master Fund Limited. However, the Lenders already have advised the Company of their election to convert the entire amount of the Loan to shares of the Company’s common stock.
     In addition to the Note, the Company will issue to the Lenders 200,000 unregistered and restricted shares of the Company’s common stock. We believe that the offer and sale of the securities is made only to accredited investors and, accordingly, is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”).
     Prior to funding the balance of the Loan, the Lenders delivered to the Company, on January 26, 2009, a notice electing to convert $100,000 of the Loan into shares of the Company’s common stock. The price per share for such election is $0.50995. This will require the issuance to the Lenders of 196,098 unregistered and restricted shares of the Company’s common stock.
     On February 3, 2009, contemporaneously with the funding of the remainder of the Loan, the Lenders delivered to the Company notice of their election to convert the remainder of the Loan into shares of the Company’s common stock at a price per share of $0.5704. This will require the issuance to the Lenders of 175,316 unregistered and restricted shares of the Company’s common stock.
     Accordingly, the aggregate number of unregistered and restricted shares of the Company’s common stock to be issued in connection with, and as a result of the conversion of, the Loan is 571,414 shares. The Company will have no obligation to file any registration statement with respect to the shares, except that the Lenders will have customary “piggyback” registration rights.

Item 4.01 Changes in Registrant’s Certifying Accountant.
     The Company filed a Current Report on Form 8-K (the “Original Form 8-K”) with the Securities and Exchange Commission (the “SEC”) on January 20, 2009, disclosing that the Chairman of the Audit Committee of the Board of Directors of the Company received a letter from Grant Thornton LLP (“Grant Thornton”) notifying the Company of Grant Thornton’s resignation as the Company’s independent registered public accounting firm (“Resignation”) under Item 4.01. The Original Form 8-K was amended by Form 8-K/A filed with the SEC on January 28, 2009, to amend the disclosure regarding the Resignation under Item 4.01 of the Original Form 8-K to specify the interim period through which Grant Thornton served as the Company’s independent registered public accounting firm.
     On February 12, 2009, the Company engaged Jewett Schwartz Wolfe & Associates (“JSW”) to serve as the Company’s independent registered public accounting firm. Prior to engaging JSW, the Company did not consult with JSW regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, or (iii) any matter that was either the subject of a disagreement between the Company and its former auditor as described in Item 304(a)(1)(iv) of Regulation S- K or a reportable event as described in Item 304(a)(1)(v) of Regulation S- K.
Item 9.01 Exhibits.
     (d) Exhibits.

Exhibit Number	Description

10.1	Funding Commitment, dated January 21, 2009, provided to the Company by Bruce Meyers, filed herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 17, 2009

BIOHEART, INC.
By:	/s/ Howard J. Leonhardt
Howard J. Leonhardt
Chief Executive Officer